SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) June 25, 2002

R-B RUBBER PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation or organization)	0-25974 (Commission file number)	93-0967413 (I.R.S. Employer Identification No.)

904 East 10th Avenue, McMinnville, Oregon   97128

(Address of principal executive offices)                          (ZIP Code)

Registrant’s telephone number, including area code (503) 472-4691

NOT APPLICABLE

(Former name or former address, if changed since last report.)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.    ACQUISITION OR DISPOSITION OF ASSETS

In June the Registrant began making product using a new production line having an aggregate purchase price of approximately $1,200,000. The details of that purchase are included in the press release attached hereto as Exhibit 99.1.

Item 4.           CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANTS

The Registrant previously had retained Arthur Andersen LLP (“Andersen”) as its certifying accountant and independent auditor for its financial statements for the fiscal year ended April 30, 2002. However, various well-publicized events have occurred that, based upon the current belief of the Registrant’s audit committee, board of directors and management, make it appear unlikely Andersen will be able to provide the audit the firm had been engaged to perform. Most recently, on Saturday, June 15, 2002 a federal trial court found Andersen guilty of obstruction of justice. That same day, based on a press release issued by the Securities and Exchange Commission, Andersen informed the SEC that it would stop auditing reporting companies on or before August 31, 2002. Accordingly, although the Registrant has not dismissed Andersen, nor has Andersen declined to stand for reelection, the Registrant has determined that it will no longer be availed of Andersen’s services in connection with its April 30, 2002 audit.

The Registrant’s audit committee has begun to seek proposals from various audit firms that might replace Andersen, but the Registrant has not yet retained a successor firm. The Registrant will file a supplemental disclosure by Current Report on Form 8-K when (a) it retains an audit firm to replace Andersen as its certifying accountants, and (b) it receives from Andersen a letter meeting the requirements of Item 304(a)(3) of Regulation S-B.

Item 5.           OTHER EVENTS AND REGULATION FD DISCLOSURE

On June 20, 2002 the company announced the retirement of Ronald L. Bogh, the Registrant’s founder and president.  Mr. Bogh retained his position as a director of the Registrant. The details of Mr. Bogh’s retirement are in the press release attached as Exhibit 99.1.

Item 7.    FINANCIAL STATEMENTS AND EXHIBITS

Exhibit                    Description

99.1                                                                           Press Release dated June 25, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

R-B RUBBER PRODUCTS, INC.

DATE: June 25, 2002	BY:	/s/ Paul Gilson
Paul Gilson
Executive Vice President and General Manager